Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
China Jo-Jo Drugstores, Inc. and Subsidiaries
Audited Financial Statements
March 31, 2009 and 2008

To The Board of Directors
China Jo-Jo Drugstores, Inc.

We consent to the incorporation in China Jo-Jo Drugstores, Inc.’s registration statement on Form S-1 (the “Registration Statement”) of our report dated September 22, 2009 on our audits of the consolidated financial statements of China Jo-Jo Drugstores, Inc. and Subsidiaries as of March 31, 2009 and 2008, and for the years ended March 31, 2009 and 2008. We also consent to the reference in the Registration Statement to our firm under the caption “Experts”.

/s/ Moore Stephens Wurth Frazer and Torbet, LLP
Walnut, California
December 21, 2009